CERTIFICATE OF MERGER

                                       OF

                            DELEEUW ASSOCIATES, INC.
                            A NEW JERSEY CORPORATION

                                       AND

                             DELEEUW CONVERSION LLC
                      A DELAWARE LIMITED LIABILITY COMPANY


It is hereby certified that:

      1. The constituent business entities participating in the merger herein certified are:

            (i) DeLeeuw Associates, Inc., which is a corporation incorporated under the laws of the State of New Jersey; and

            (ii) DeLeeuw Conversion LLC, which is a limited liability company organized under the laws of the State of Delaware.

      2. A Plan and Agreement of Merger and Reorganization has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent entities in accordance with the provisions of subsection (b) of
Section 18-209 of the Delaware Limited Liability Company Act, to wit, by DeLeeuw Associates, Inc. in accordance with the laws of the State of its incorporation and by DeLeeuw Conversion LLC in the same manner as is provided in the Delaware Limited Liability Company Act.

      3. The name of the surviving limited liability company in the merger herein certified is DeLeeuw Conversion LLC, which will continue its existence as said surviving limited liability company under its present name upon the effective date of said merger pursuant to the provisions of the Delaware Limited Liability Company Act.

      4. The Certificate of Formation of DeLeeuw Conversion LLC, as now in force and effect, shall continue to be the Certificate of Formation of said surviving limited liability company until amended and changed pursuant to the provisions of the Delaware Limited Liability Company Act.

      5. The executed Plan and Agreement of Merger and Reorganization between the aforesaid constituent business entities is on file at the principal place of business of the aforesaid surviving limited liability company, the address of which is as follows:

      DeLeeuw Conversion LLC
      c/o Conversion Services International, Inc.
      100 Eagle Rock Avenue
      East Hanover, NJ 07936


      6. A copy of the aforesaid Plan and Agreement of Merger and Reorganization will be furnished by the aforesaid surviving limited liability company, on request, and without cost, to any stockholder of DeLeeuw Associates, Inc. or any member of DeLeeuw Conversion LLC.

      This Certificate of Merger is executed on this 27th day of February, 2004.


                                    DELEEUW CONVERSION LLC

                                    By: /s/ Scott Newman
                                        ---------------------
                                        Scott Newman
                                        Sole Manager